Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE FOODS COMPANY REPORTS

FISCAL 2011 FIRST QUARTER RESULTS

San Francisco – September 2, 2010 – Del Monte Foods Company [NYSE: DLM]:

Announcement Highlights

•	First quarter net sales declined 1.1%, driven by ~4% Pet Products net sales growth and ~6% Consumer Products net sales decrease.

•	Diluted EPS from continuing operations of $0.29 decreased $0.01 from a record Q1 EPS of $0.30 in fiscal 2010.

•	Company completes $100 million share repurchase, repurchasing 7.1 million shares via an accelerated share buyback program.

•	Fiscal 2011 guidance:

o	Net sales is now expected to grow 1%-3% compared to prior expectations of 2%-4%.

o	Diluted EPS from continuing operations is maintained at $1.38-$1.42 due to lower net cost inflation expectations.

o	Cash from operations less cash from investing is maintained at $260-$270 million.

Del Monte Foods First Quarter Results

Del Monte Foods today reported net sales for the first quarter fiscal 2011 of $804.6 million compared to $813.7 million last year, a decrease of 1.1%. Operating income was $119.4 million compared to $120.9 million last year, a decrease of 1.2%. Income from continuing operations was $59.9 million compared to $58.9 million last year, an increase of 1.7%. Earnings per share from continuing operations (EPS) was $0.29 compared to $0.30 EPS last year.

“Del Monte’s first quarter EPS results of $0.29 reflect the solid earnings base we established,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Our 1.1% topline decline reflects lower revenue from our Consumer business with continued healthy topline performance in the Pet business. We are not satisfied with our first quarter Consumer sales, but expect performance will strengthen in the second half as competitive and category performance return to historical levels and as we deliver growth through the key holiday seasons. Our margins were strong in Q1, as we delivered on our productivity savings and improved our overall product mix, while we continued to invest in key brands.

“For fiscal 2011, we are maintaining our EPS and cash flow targets, reflecting the successful margin and working capital management capabilities. We remain confident in our competitive, long-term growth model, driven by brand-based fundamentals, our growth strategy, and the strong margin structure we have established.”

Net sales for the first quarter fiscal 2011 declined 1.1% as Consumer Products decreased 6.0% and Pet Products increased 3.6%. Overall unit volume declines negatively impacted the topline by 1.6% driven by non-retail and retail volume decline. Non-retail unit volume decreased net sales by 1.1%, while retail unit volume decreased net sales by 0.5% (driven by Consumer Products, primarily in vegetable, partially offset by Pet Products). Higher trade spend (primarily in dry pet food) and pricing elasticity reduced net sales by 1.7%. Positively contributing to net sales was the impact of new products across the portfolio which contributed 1.4%, and the impact of Pet Products pricing (driven by the previously implemented package resizing) which contributed 0.8%.

Operating income for the first quarter declined 1.2%. The $1.5 million decline in operating income reflects the negative impact of the topline, partially offset by lower costs (primarily due to productivity savings) as well as favorable mix. Higher G&A expense and higher marketing investment (in Pet Products) negatively impacted operating income.

Operating margin was 14.8% for the first quarter fiscal 2011 compared to 14.9% last year, a decrease of 10 basis points. Higher gross margin (due to productivity savings and favorable mix)

was offset by higher SG&A as a percentage of sales (driven primarily by higher marketing investment in Pet Products compared to a year ago).

Income from continuing operations for the first quarter increased $1.0 million to $59.9 from $58.9 million last year primarily driven by lower interest expense (due to lower debt levels and more favorable rates), partially offset by lower operating income. First quarter EPS of $0.29 was down $0.01 from first quarter fiscal 2010 EPS of $0.30 primarily due to higher share count.

Cash provided by operating activities, less cash used in investing activities was $31.3 million in the first quarter fiscal 2011 compared to negative $0.3 million in the prior year period primarily due to lower working capital and lower capital expenditures.

In the first quarter fiscal 2011, the Company announced that its Board of Directors approved an 80% increase in the quarterly dividend from $0.05 to $0.09 per common share. During the first quarter, the Company also announced a three-year, $350 million share repurchase authorization. Subsequently, the Company repurchased a total of 7.1 million shares via an accelerated share buyback program of $100 million.

Reportable Segments – First Quarter Results

Pet Products

For the first quarter, Pet Products net sales were $427.3 million, an increase of 3.6% over net sales of $412.3 million in the prior year period. The increase in Pet Products net sales was primarily driven by strong unit volume growth (particularly in dry pet food), supported by higher levels of trade spending. In addition, pricing (driven by the previously implemented package resizing) and new product volume positively impacted net sales.

Pet Products operating income decreased from $102.8 million in first quarter fiscal 2010 to $98.7 million in first quarter fiscal 2011, a decline of 4.0%. Higher marketing investment and higher G&A expense more than offset the positive impact of the topline.

At 23.1%, for the first quarter 2011, operating margin for Pet Products was at a historically high level in comparison to the last several years, although it decreased 180 basis points versus the prior year period. Higher gross margin (due to favorable mix) was offset by higher SG&A as a percentage of sales (driven primarily by higher marketing investment compared to a year ago behind Milk-Bone and Kibbles ‘n Bits products).

Consumer Products

For the first quarter, Consumer Products net sales were $377.3 million, a decrease of 6.0% from net sales of $401.4 million in the prior year period. The decrease in Consumer Products net sales was driven almost entirely by a decline in base unit volume reflecting declines in both retail (primarily due to vegetable) and non-retail channels (primarily due to fruit and vegetable). Non-retail volume was impacted by reduced government bid sales. Retail volume was impacted by higher levels of competitor promotional activity, as competitors reduced their prior year pack inventories, and overall category softness. Positively contributing to net sales was new product volume, including No Sugar Added Mixed Fruit and Diced Pears in plastic cups and Cherry Punch flavored Fruit Chiller tubes.

Consumer Products operating income increased from $32.1 million in the first quarter fiscal 2010 to $34.3 million in the first quarter fiscal 2011, or 6.9%. The positive impact of lower costs (primarily due to productivity savings) and lower marketing investment more than offset the negative impact of the topline.

Operating margin for Consumer Products was 9.1% for the first quarter fiscal 2011 compared to 8.0% last year, an increase of 110 basis points. Higher gross margins (due to productivity savings) and lower SG&A as a percentage of net sales (due to lower marketing costs), positively impacted operating margins.

Outlook

Fiscal 2011

For fiscal 2011, the Company now expects net sales growth of 1% to 3% over fiscal 2010 net sales of $3,739.8 million, compared to previous expectations of 2% to 4%.

The Company continues to expect fiscal 2011 diluted EPS from continuing operations target of $1.38 to $1.42 consistent with the Company’s long-term EPS annual growth target of 7% to 9%. Reduced cost inflation expectations net of productivity savings are anticipated to offset the reduction in net sales growth expectations. In fiscal 2010, the Company generated $1.30 Adjusted EPS from continuing operations (which excluded the ~$0.11 EPS relating to the closed notes and tender offer as well as the refinancing of the Senior Credit Facility).

Fiscal 2011 EPS Guidance

	Full Year
	F11 Guidance	F10 Adjusted EPS
	$1.38 to $1.42	$1.30
Excludes:
Costs related to 7 1/2% notes offering and 8 5/8% notes tender offer	—	($0.05)
Costs related to refinancing of Senior Credit Facility	—	($0.06)

In fiscal 2011, the Company continues to expect cash provided by operating activities, less cash used in investing activities to be approximately $260 to $270 million. This compares to $251 million in fiscal 2010.

Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2011 first quarter results and fiscal 2011 outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q1 F11 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry-Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.TM

Non-GAAP Financial Measures

Adjusted EPS

Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and/or the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures relating to earnings per share. Del Monte uses Adjusted EPS as a financial measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. More specifically, when looking internally at its fiscal 2011 EPS guidance as compared to its fiscal 2010 EPS performance (and particularly at how the expected year-over-year change in EPS performance compares to the Company’s previously disclosed long-term guidance), the Company excludes the impact of the fiscal 2010 expenses relating to its closed notes offering and tender offer as well as the refinancing of its Senior Credit Facility. In evaluating year-over-year changes in the Company’s business, the Company believes that fiscal 2010 Adjusted EPS of $1.30 (rather than GAAP EPS of $1.19) provides a useful period-to-period comparison to its $1.38-$1.42 expectations for fiscal 2011, which is not expected to include the refinancing expenses that impacted fiscal 2010. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Del Monte Foods Company

Reconciliations of Non-GAAP Financial Measures – Adjusted EPS

	Fiscal Year
	2011E	2010
EPS, as reported (GAAP)	$1.38-1.42	$1.19
Adjustments to derive Adjusted EPS:
Expenses related to closed notes offer and tender offer	—	0.05
Expense related to refinancing of Senior Credit Facility	—	0.06

Adjusted EPS	$1.38-1.42	$1.30

Cash Flow

Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and/or the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures of cash flow. Del Monte internally uses cash flow, which it defines as cash provided by operating activities less cash used in investing activities, as a financial measure. Del Monte uses this non-GAAP financial measure, among others, internally to benchmark its performance period-to-period and believes this information is also helpful to investors. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Del Monte Foods Company

Reconciliations of Non-GAAP Financial Measures – Cash Flow

(in millions)

			Fiscal Year
	Q1 F11	Q1 F10	2011E1	2010
Net cash provided by operating activities, as reported (GAAP)	$49.9	$23.9	$365.0	$355.9

Net cash used in investing activities, as reported (GAAP)	(18.6)	(24.2)	(100.0)	(104.9)

Cash flow	$31.3	$(0.3)	$265.0	$251.0

1 Cash flow guidance for Fiscal 2011E represents the midpoint.

Forward-Looking Statements

This press release and the accompanying webcast contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release and/or the accompanying webcast include or may include statements related to fiscal 2011 or other future financial operating results and related matters, including the expected impact of the Accelerated Growth Plan strategy and its related initiatives, expected costs, expected productivity savings, expected sales and other matters; statements related to the 80% increase in the Company’s quarterly dividend; and statements related to the Company’s $350 million three-year share repurchase authorization, including amounts expected to be executed in fiscal 2011 and the expected manner of such execution.

Factors that could cause actual results to differ materially from those described in this press release and/or accompanying webcast include, among others: competition, including pricing and promotional spending levels by competitors; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; sufficiency and effectiveness of marketing and trade promotion programs; our ability to launch new products and anticipate changing pet and consumer preferences; performance of our pet products business and packaged produce sales; our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; product distribution; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; reliance on certain third parties, including co-packers, our broker, and third-party distribution centers or managers; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; pension costs and funding requirements; risks associated with foreign operations; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of information technology systems; transformative plans; general economic and business conditions; and other factors.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

There can be no assurance that dividends will be declared or paid in the future. The actual declaration and payment of future dividends and the establishment of record and payment dates, if any, are subject to determination by the Company’s Board of Directors each quarter after its review of the Company’s then-current strategy, applicable debt covenants and financial performance and position, among other things. The Company’s declaration and payment of future dividends is subject to risks and uncertainties, including: deterioration of the Company’s financial performance or position; inability to declare a dividend in compliance with applicable laws or debt covenants; an increase in the Company’s cash needs or decrease in available cash; and the business judgment of the Board of Directors that a declaration of a dividend is not in Del Monte Foods Company’s best interests, as well as other risks that may be detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. Factors that could affect the Company’s financial performance or position, compliance with applicable debt covenants, or cash flow include those risks and uncertainties listed above and other risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

Under the Company’s June 2010 $350 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including Accelerated Share Buybacks, open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and the timing, actual number and value of the shares which are repurchased (and the manner of any such repurchase) will be at the discretion of management and will depend on a number of factors, including the price of the Company’s common stock and other market conditions, an increase in the Company’s cash needs or decrease in available cash and the Company’s financial performance and position (including its performance against its fiscal 2011 expectations), each of which may be affected by those risks and uncertainties listed above and other risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. The Company may resume, suspend or discontinue repurchases at any time.

Investors are cautioned not to place undue reliance on the forward-looking statements included in this release and the accompanying webcast, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended
	August 1, 2010	August 2, 2009
	(unaudited)
Net sales	$804.6	$813.7
Cost of products sold	537.9	553.8

Gross profit	266.7	259.9
Selling, general and administrative expense	147.3	139.0

Operating income	119.4	120.9
Interest expense	19.7	24.2
Other expense	3.6	1.9

Income from continuing operations before income taxes	96.1	94.8
Provision for income taxes	36.2	35.9

Income from continuing operations	59.9	58.9
Loss from discontinued operations before income taxes	(0.2)	(0.4)
Provision (benefit) for income taxes	0.3	(0.1)

Loss from discontinued operations	(0.5)	(0.3)

Net income	$59.4	$58.6

Earnings per common share
Basic:
Basic Average Shares	198.3	198.4
EPS - Continuing Operations	$0.30	$0.30
EPS - Discontinued Operations	—	—

EPS - Total	$0.30	$0.30

Diluted:
Diluted Average Shares	204.0	199.5
EPS - Continuing Operations	$0.29	$0.30
EPS - Discontinued Operations	—	(0.01)

EPS - Total	$0.29	$0.29

Del Monte Foods Company—Selected Financial Information

Net Sales by Segment

(in millions)

	Three Months Ended
Net Sales:	August 1, 2010	August 2, 2009
	(unaudited)
Pet Products	$427.3	$412.3
Consumer Products	377.3	401.4

Total company	$804.6	$813.7

Operating Income by Segment

(in millions)

	Three Months Ended
Operating Income:	August 1, 2010	August 2, 2009
	(unaudited)
Pet Products	$98.7	$102.8
Consumer Products	34.3	32.1
Corporate (a)	(13.6)	(14.0)

Total company	$119.4	$120.9

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except per share data)

	August 1, 2010	May 2, 2010
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$28.9	$53.7
Trade accounts receivable, net of allowance	191.3	187.0
Inventories	843.2	726.4
Prepaid expenses and other current assets	119.0	128.5

TOTAL CURRENT ASSETS	1,182.4	1,095.6

Property, plant and equipment, net	650.0	658.8
Goodwill	1,337.9	1,337.7
Intangible assets, net	1,161.1	1,162.4
Other assets, net	32.8	34.4

TOTAL ASSETS	$4,364.2	$4,288.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$527.0	$469.5
Short-term borrowings	55.7	5.6
Current portion of long-term debt	30.0	30.0

TOTAL CURRENT LIABILITIES	612.7	505.1

Long-term debt	1,247.9	1,255.2
Deferred tax liabilities	450.3	441.0
Other non-current liabilities	268.6	260.2

TOTAL LIABILITIES	2,579.5	2,461.5

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500.0; 218.2 issued and 194.6 outstanding at August 1, 2010 and 216.6 issued and 199.2 outstanding at May 2, 2010)	$2.2	$2.2
Additional paid-in capital	1,100.5	1,085.0
Treasury stock, at cost	(283.1)	(183.1)
Accumulated other comprehensive income (loss)	(59.9)	(59.8)
Retained earnings	1,025.0	983.1

TOTAL STOCKHOLDERS’ EQUITY	1,784.7	1,827.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,364.2	$4,288.9

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended
	August 1, 2010	August 2, 2009
	(unaudited)
OPERATING ACTIVITIES:
Net income	$59.4	$58.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23.5	24.3
Deferred taxes	7.4	7.2
Loss on asset disposals	0.2	0.4
Stock compensation expense	3.4	2.9
Excess tax benefits from stock-based compensation	(2.5)	—
Other non-cash items, net	4.7	1.6
Changes in operating assets and liabilities	(46.2)	(71.1)

NET CASH PROVIDED BY OPERATING ACTIVITIES	49.9	23.9

INVESTING ACTIVITIES:
Capital expenditures	(18.6)	(24.2)

NET CASH USED IN INVESTING ACTIVITIES	(18.6)	(24.2)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	79.3	0.4
Payments on short-term borrowings	(29.2)	(0.6)
Principal payments on long-term debt	(7.5)	(8.1)
Dividends paid	(10.0)	(7.9)
Issuance of common stock	9.6	0.3
Purchase of treasury stock	(100.0)	—
Excess tax benefits from stock-based compensation	2.5	—

NET CASH USED IN FINANCING ACTIVITIES	(55.3)	(15.9)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	(0.2)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(24.8)	(16.4)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	53.7	142.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28.9	$126.3

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Christina Um/Melinda Roadenbaugh Del Monte Foods (415) 247-3382 investor.relations@delmonte.com

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